EXHIBIT INDEX


Exhibit No.
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2.1
            Asset Purchase Agreement by and among WHITEFORD FOOD PRODUCTS, INC., a Minnesota corporation, TRICO WHITEFORD, L.L.C., a Minnesota limited liability company, and WHITEFORD FOODS VENTURE, L.P., a Texas limited partnership and G/W FOODS, INC., a Texas corporation the general partner of WHITEFORD FOODS VENTURE, L.P.